Dakota ETHANOL LACP

March 2019

PO Box 100
Wentworth, SD 57075

605-483-2679
605-483-2676 (corn)
888-539-2676 (corn)

www.dakotaethanol.com

Office hours:
8:00 a.m. to 5:00 p.m. (M-F)

Receiving/shipping hours:
7:30 a.m. to 4:30 p.m. (M-F)

Jill Strom
Investor Relations Coordinator
investor-relations@dakotaethanol.com

Expansion to add capacity, efficiency beginning in Q2



Through cold, snow, ice and wind contractors have been on site working all winter to meet the construction schedule.

Work on the expansion project at Dakota Ethanol continues. Construction is scheduled to wrap up and the new production will come on-line during the second quarter 2019. With the additional gallons our production rate will increase from 50 to 90 million gallons annually. Along with increased production, we are expecting improved efficiencies by adding new technology and equipment as well as spreading the labor and overhead costs over the increased production. The construction has gone well throughout 2018, with crews beginning excavation as soon as the ground thawed. Work continued through the summer with plans to finish all sub-surface work before winter and to continue with above ground work into the winter months. Contractors have continued to work through the cold and snow to keep with the scheduled start up in Q2 2019.

Although the increase in production is sizeable, the increase in the physical footprint is not. Engineers have worked to fit the additional equipment into the existing layout. The expansion includes additional milling, fermentation, distillation, evaporation, water treatment and material handling equipment. The plant expansion comes as a complement to the plant improvements of additional ethanol storage and rail capacity in prior years.

You will notice the addition of a new electric substation under construction on the plant property. We have also added a third truck scale to improve traffic flows. Automated scale systems will be added to help increase efficiencies in corn receiving and co-product shipping.

—Scott Mundt, CEO

A Look At 2018 Financials

Falling ethanol prices and a reduction in production meant that 2018 provided lower net income for the year.

Dakota Ethanol's financial performance was primarily driven by ethanol revenues, and ethanol prices fell during the last half 2018 as a result of diminished demand and increased production by the industry.

Our production was 47.3 million gallons, down 8 percent from prior years. Production volumes were lower as we had extended downtime and throughput restrictions for expansion related work. Corn production and supplies are plentiful which kept corn prices stable. Total assets increased as the expansion project added $26 million to the balance sheet. We also added $17 million of long-term debt related to the expansion.

—Rob Buchholtz, CFO

Balance Sheet Data:	2018	2017
Current Assets	11,308,289	14,936,868
Total Assets	102,866,072	84,072,240
Current Liabilities	11,235,580	8,805,759
Long-Term Liabilities	23,593,368	6,983,944
Member Equity	68,037,124	68,282,537
Book Value Per Capital Unit	$2.30	$2.31

Statement of Operations Data:	2018	2017	2016
Revenues	$74,703,630	$84,821,788	$88,812,550
Gross Profit	6,083,936	8,567,843	12,714,689
Income From Operations	2,246,277	4,850,552	9,072,602
Other Income (Expense)	470,310	1,534,531	2,332,606
Net Income	$2,716,587	$6,385,083	$11,405,208
Net Income Per Capital Unit	$0.09	$0.22	$0.39
Distributions per Capital Unit	$0.10	$0.20	$0.40

LACP Shares Trading Around $3.25

Below is a trading summary for 2018. There are 29,620,000 LACP Capital Units outstanding.

Quarter	Low	High	Avg	Units Traded
First Quarter 2018	$3.30	$3.40	$3.32	177,000
Second Quarter 2018	3.20	3.30	3.26	49,000
Third Quarter 2018	3.12	3.29	3.21	48,000
Fourth Quarter 2018	3.21	3.26	3.22	27,500

For more details on Lake Area Corn Processors, LLC trading please contact Variable Investment Advisors at 1-800-859-3018 or visit their website at www.agstocktrade.com or contact our office.

Industry update

Some plants idled during low margins in late 2018

The trade war between the US and China, along with the EPA granting RIN waivers for small refineries, has eroded ethanol demand.

In April 2018, as a result of tariffs put in place by the US on Chinese goods, the Chinese government increased tariffs on many US goods including ethanol. Following the tariff, exports of US ethanol to China ceased.

The EPA provided small petroleum refineries a waiver of obligation to blend ethanol with their gasoline during 2017 and 2018 and the waived gallons were not reallocated.

As a result of decreased demand and increased production of ethanol, operating margins were hurt during the last half of 2018 as supplies exceeded demand. Some plants were slowing production while others shut down during the last-half 2018.

The first quarter of 2019 has provided better margins as reduced ethanol supply has improved pricing along with stable corn and distillers grains values.

The path has been cleared by the Trump administration for year-round use of E-15, making room for additional demand. However, the EPA has yet to complete its rulemaking process. There is concern that the EPA will not complete the rulemaking in time for the summer driving season.

—Paul Geraets, commodity manager

Commodity update

Chinese markets, local weather impact corn prices

The grain markets continue to respond to market forces. After being range bound for months, recent trade has moved down looking for support at last September's low. The market seems to be searching for buyers and has grown tired of the prospects of a Chinese trade deal. Piling on are the fund and spec traders selling to push this market down.

The US/China trade war lingers with the early March additional tariffs pushed off and some encouragement of future purchases well over and above previous years, but lacks detail. The "vacuum of data" surrounding the government shutdown, is now nearly behind us. Some dryness concerns in Brazil had supported the market in January and February, but nothing to the extent of last year's dryness in the southern hemisphere. Recent rains have now reversed most of those concerns. Feed demand has been reduced due to African Swine Fever (ASF) which has affected global pork production, especially in the China which is the largest pork producing country in the world by far. ASF is being found in more and more parts of the world with very limited means of control.

In the end, US weather will heavily influence the market as it always has. All the snow this winter combined with reduced fall tillage and the wet soil profile going into winter lean toward saying it will be tough to increase our corn acres in South Dakota versus last year.

DE increasing corn buying

Corn has been tough to get off the farm with all the weather challenges. This has led to a basis improvement that farmers should consider taking advantage of.

Please give us a chance to buy your corn. As we expand, we will be consuming nearly twice as much corn. We are looking for ways to best extend our hours of operation for corn receiving and feed loadout.

—Paul Geraets, commodity manager

News and notes

Ringneck Energy

The Ringneck Energy project progresses. Construction has continued through the winter in Onida, S.D. also. They are expecting to bring their production online during Q2 2019 as well. Dakota Ethanol is an investor in the Ringneck Energy plant. For more information, check out their website at www.ringneckenergy.com.

Contact information

Do we have your current address and phone number? Have you moved? No longer have a home phone? Is your cell phone your only phone number? What is your email address? Call or send an email to investor-relations@dakotaethanol.com with your current contact information.

We are hiring

As part of our expansion, we are adding to our staff. Dakota Ethanol is looking for talented and motivated individuals to be part of our team. See our website at www.dakotaethanol.com and click the jobs link for career opportunities.


A winter view

Photo credit: Emerge Design Inc.

Annual Meeting

The annual meeting will be held on April 9, 2019, at Nicky's, 1407 NW 2nd Street, West Highway 34, Madison, South Dakota 57042. Lunch will be served at noon Central time, with our meeting to follow. The matter of business to be conducted is the election of officers. Please take the time to cast your ballot. Your ballot counts toward quorum for the annual meeting.